EXHIBIT 99.7

NURLOGIC DESIGN, INC.

1997 STOCK INCENTIVE PLAN

(As Adopted and Effective September 15, 1997)

i

NURLOGIC DESIGN, INC.

1997 STOCK INCENTIVE PLAN

(As Adopted and Effective September 15, 1997)

SECTION 1.    PURPOSE.

The purpose of the Plan is to offer selected employees, directors and consultants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, to encourage such selected persons to remain in the employ of the Company and to attract new employees with outstanding qualifications. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares and Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options) as well as the direct award or sale of Shares of the Company’s Common Stock.

SECTION 2.    DEFINITIONS.

(a)    “Award” shall mean any award of an Option, Restricted Share or other right under the Plan.

(b)    “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(c)    “Change in Control” shall be defined by the Committee and provided for in the Stock Purchase Agreements, Stock Option Agreements and Stock Award Agreements. The term ‘Change in Control’s shall not include a transaction the sole purpose of which is to change the state of the Company’s incorporation.

(d)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)    “Committee” shall mean a committee of the Board of Directors which is authorized to administer the Plan under Section 3.

(f)    “Common-Law Employee” means an individual paid from W-2 Payroll of the Company or a Subsidiary. If, during any period, the Company (or Subsidiary, as applicable) has not treated an individual as a Common-Law Employee and, for that reason, has not paid such individual in a manner which results in the issuance of a Form W-2 and withheld taxes with respect to him or her, then that individual shall not be an eligible Employee for that period, even if any person, court of law or government agency determines, retroactively, that that individual is or was a Common-Law Employee during all or any portion of that period.

(g)    “Company” shall mean Nurlogic Design, Inc., a California corporation.

(h)    “Employee” shall mean (i) any individual who is a Common-Law Employee of the Company or of a Subsidiary, (ii) a member of the Board of Directors, including (without limitation) an Outside Director, or an affiliate of a member of the Board of Directors, (iii) a member of the board of directors of a Subsidiary, or (iv) an independent contractor who performs services for the Company or a Subsidiary. Service as a member of the Board of Directors, a member of the board of directors of a Subsidiary or an independent contractor shall be considered employment for all purposes of the Plan except the second sentence of Section 4(a).

(i)    “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(j)    “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the applicable Stock Option Agreement.

(k)    “Fair Market Value” means the market price of Shares, determined by the Committee as follows:

(i)    If the Shares were traded over-the-counter on the date in question but were not traded on the Nasdaq Stock Market or the Nasdaq National Market System, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Shares are quoted or, if the Shares are not quoted on any such system, by the ‘Pink Sheets’ published by the National Quotation Bureau, Inc.;

(ii)    If the Shares were traded over-the-counter on the date in question and were traded on the Nasdaq Stock Market or the Nasdaq National Market System, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq Stock Market or the Nasdaq National Market;

(iii)    If the Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

(iv)    If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(l)    “Incentive Stock Option” or “ISO” shall mean an employee incentive stock option described in Code section 422 (b).

(m)    “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(n)    “Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

(o)    “Option” shall mean an Incentive Stock Option or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(p)    “Optionee” shall mean an individual or estate who holds an Option.

(q)    “Outside Director” shall mean a member of the Board who is not a Common-Law Employee of the Company or a Subsidiary.

(r)    “Participant” shall means an individual or estate who holds an Award.

(s)    “Plan” shall mean this Nurlogic Design, Inc., 1997 Stock incentive Plan.

(t)    “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(u)    “Restricted Share” shall mean a Share sold or granted to an eligible Employee which is nontransferable and subject to substantial risk of forfeiture until restrictions lapse.

(v)    “Service” shall mean service as an Employee.

(w)    “Share” shall mean one share of Stock, as adjusted in accordance with Section 9 (if applicable).

(x)    “Stock” shall mean the common stock of the Company.

(y)    “Stock Award Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

(z)    “Stock Option Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

(aa)    “Stock Purchase Agreement” shall mean the agreement between the Company and an Offeree who acquires Shares under the Plan which contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

(bb)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(cc)    “Total and Permanent Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

(dd)    “W-2 Payroll” means whatever mechanism or procedure that the Company or a Subsidiary utilizes to pay any individual which results in the issuance of Form W-2 to the individual. “W-2 Payroll” does not include any mechanism or procedure which results in the issuance of any form other than a Form W-2 to an individual, including, but not limited to, any Form 1099 which may be issued to an independent contractor, an agency employee or a consultant. Whether a mechanism or procedure qualifies as a “W-2 Payroll” shall be determined in the absolute discretion of the Company (or Subsidiary, as applicable), and the Company or Subsidiary determination shall be conclusive and binding on all persons.

SECTION 3.    ADMINISTRATION.

(a)    Committee Membership.    The Plan shall be administered by the Committee appointed by the Board of Directors. In the event the Company’s Shares become publicly traded, the Committee shall be comprised solely of two or more Outside Directors (although Committee functions may be delegated to officers to the extent the awards relate to persons who are not subject to the reporting requirements of Section 16 of the Exchange Act). If no Committee has been appointed, the entire Board shall constitute the Committee.

(b)    Committee Procedures.    The Board of Directors shall designate one of the members of the Committee as chairperson. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

(c)    Committee Responsibilities.    The Committee has and may exercise such power and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee has authority in its discretion to determine eligible Employees to whom, and the time or times at which, Awards may be granted and the number of Shares subject to each Award. Subject to the express provisions of the respective Award agreements (which need not be identical) and to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all persons.

(d)    Committee Liability.    No member of the Board or the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award made under the Plan.

(e)    Financial Reports.    To the extent required by applicable law, and not less often than annually, the Company shall furnish to Offerees, Optionees and Shareholders who have received Stock under the Plan its financial statements including a balance sheet regarding the Company’s financial condition and results of operations, unless such Offerees, Optionees or Shareholders have duties with the Company that assure them access to equivalent information. Such financial statements need not be audited.

SECTION 4.    ELIGIBILITY.

(a)    General Rule.    Only Employees, as defined in Section 2(h), shall be eligible for designation as Participants by the Committee. In addition, only individuals who are employed as Common-Law Employees by the Company or a Subsidiary shall be eligible for the grant of ISOs.

(b)    Ten-Percent Shareholders.    An Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for designation as an Offeree or Optionee unless (i) the Exercise Price for an ISO (and a NSO to the extent required by applicable law) is at least one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant, (ii) the Purchase Price of Shares is at least one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (iii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant.

(c)    Attribution Rules.    For purposes of Subsection (b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for his brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. Stock with respect to which such Employee holds an Option shall not be counted.

(d)    Outstanding Stock.    For purposes of Subsection (b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding Stock” shall not include shares authorized for issuance under outstanding Options held by the Employee or by any other person.

SECTION 5.    STOCK SUBJECT TO PLAN.

(a)    Basic Limitation.    Shares offered under the Plan shall be authorized but unissued Shares. Subject to Sections 5(b) and 9 of the Plan, the aggregate number of Shares which may be issued or transferred pursuant to an Award under the Plan shall not exceed One Million Two Hundred Thousand (1,200,000) Shares, and the number of shares that may be issued or transferred during any 12-month period to any eligible Employee pursuant to an Award unrelated to an Option shall not exceed Five Hundred Thousand (500,000) Shares. In any event, (i) the number of Shares which are subject to Awards or other rights outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan; and (ii) the number of Shares which are subject to Awards or other rights outstanding at any time under the Plan or otherwise shall not exceed the limitation imposed by Section 260.140.45 of the Code of Regulations of the California Commissioner of Corporations. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b)    Additional Shares.    In the event that any outstanding Option or other right for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such Option or other right shall again be available for the purposes of the Plan. If a Restricted Share is forfeited before any dividends have been paid with respect to such Restricted Share, then such Restricted Share shall again become available for award under the Plan.

SECTION 6.    TERMS AND CONDITIONS OF AWARDS OR SALES.

(a)    Stock Purchase Agreement.    Each award or sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Purchase Agreement between the Offeree and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Purchase Agreement. The provisions of the various Stock Purchase Agreements entered into under the Plan need not be identical.

(b)    Duration of Offers.    Any right to acquire Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Offeree within 30 days after the grant of such right was communicated to the Offeree by the Committee.

(c)    Purchase Price.    The Purchase Price of Shares to be offered under the Plan shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on the date of grant (100% for 10% shareholders), except as otherwise provided in Section 4(b). Subject to the preceding sentence, the Purchase Price shall be determined by the Committee in its sole discretion. The Purchase Price shall be payable in a form described in Subsection (d) below.

(d)    Payment for Shares.    The entire Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided below. Notwithstanding any other provision of the Plan, Shares may, in the discretion of the Committee, be awarded under the Plan in consideration of Services rendered to the Company or a Subsidiary prior to the Award. Permissible forms of payment, in addition to cash, are:

(i)    Surrender of Stock.    To the extent that a Purchase Option Agreement so provides, payment may be made all or in part with Shares which have already been owned by the Offeree or the Offeree’s representative for any time period specified by the Committee and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(ii)    Promissory Notes.    To the extent that a Stock Purchase Agreement so provides, payment may be made all or in part with a full recourse promissory note executed by the Offeree. The interest rate and other terms and conditions of such note shall be determined by the Committee. The Committee may require that the Offeree pledge his or her Shares to the Company for the purpose of securing the payment of such note. In no event shall the stock certificate(s) representing such Shares be released to the Offeree until such note is paid in full.

(iii)    Cashless Exercise.    To the extent that a Stock Purchase Agreement so provides and a public market for the Shares exists, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(iv)    Other Forms of Payment.    To the extent provided in the Stock Purchase Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules, including payment for past services.

(e)    Exercise of Awards on Termination of Service.    Each Stock Award Agreement shall set forth the extent to which the recipient shall have the right to exercise the Award following termination of the recipient’s Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all the Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

SECTION 7.    ADDITIONAL TERMS AND CONDITIONS OF RESTRICTED.

(a)    Form and Amount of Award.    Each Stock Award Agreement shall specify the number of Shares that are subject to the Award. Restricted Shares may be awarded in combination with NSOs and such an Award may provide that the Restricted Shares will be forfeited in the event that the related NSOs are exercised.

(b)    Exercisability.    Each Stock Award Agreement shall specify the conditions upon which Restricted Shares shall become vested, in full or in installments.

(c)    Effect of Change in Control.    The Committee may determine at the time of making an Award or thereafter, that such Award shall become fully vested in the event that a Change in Control occurs with respect to the Company.

(d)    Voting Rights.    Holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights a the Company’s other stockholders. A Stock Award Agreement, however, may require that the holders invested any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Shares shall not reduce the number of Shares available under Section 5.

SECTION 8.    TERMS AND CONDITIONS OF OPTIONS.

(a)    Stock Option Agreement.    Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b)    Number of Shares.    Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

(c)    Exercise Price.    Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section 4(b). To the extent required by applicable law and except as otherwise provided in Section 4(b), the Exercise Price of a Nonstatutory Option shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on the date of grant. Subject to the preceding two sentences, the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in a form described in Subsection (h) below.

(d)    Exercisability.    Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. To the extent required by applicable law, an Option shall become exercisable no less rapidly than the rate of 20% per year for each of the first five years from the date of grant. Subject to the preceding sentence, the exercisability of any Option shall be determined by the Committee in its sole discretion.

(e)    Effect of Chance in Control.    The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become fully exercisable as to all Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(f)    Term.    The Stock Option Agreement shall specify the term of the Option. The term shall not exceed ten years from the date of grant (or five (5) years for ten percent (10%) shareholders as provided in Section 4(b)). Subject to the preceding sentence, the Committee at its sole discretion shall determine when an Option is to expire.

(g)    Exercise of Options on Termination of Service.    Each Option shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. Notwithstanding the foregoing, to the extent required by applicable law, each Option shall provide that the Optionee shall have the right to exercise the vested portion of any Option held at termination for at least 30 days following termination of Service with the Company for any reason, and that the Optionee shall have the right to exercise the Option for at least six months if the Optionee’s Service terminates due to death or Disability.

(h)    Payment of Option Shares.    The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided below:

(i)    Surrender of Stock.    To the extent that a Stock Option Agreement so provides, payment may be made all or in part with Shares which have already been owned by the Optionee or the Optionee’s representative for any time period specified by the Committee and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(ii)    Promissory Notes.    To the extent that a Stock Option Agreement or Stock Purchase Agreement so provides, payment may be made all or in part with a full recourse promissory note executed by the Optionee or Offeree. The interest rate and other terms and conditions of such note shall be determined by the Committee. The Committee may require that the Optionee or Offeree pledge his or her Shares to the Company for the purpose of securing the payment of such note. In no event shall the stock certificate(s) representing such Shares be released to the Optionee or Offeree until such note is paid in full.

(iii)    Cashless Exercise.    To the extent that a Stock Option Agreement so provides and a public market for the Shares exists, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(iv)    Other Forms of Payment.    To the extent provided in the Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(i)    No Rights as a Shareholder.    An Optionee, or a transferee of an Optionee, shall have no rights as a shareholder with respect to any Shares covered by an Option until the date of the issuance of a stock certificate for such Shares.

(j)    Modification, Extension and Assumption of Options.    Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price or for other consideration.

SECTION 9.    ADJUSTMENT OF SHARES.

(a)    General.    In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a recapitalization, a reclassification or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of Shares available for future Awards under Section 5, (ii) the number of Shares covered by each outstanding Option or Purchase Agreement or (iii) the Exercise Price or Purchase Price under each outstanding Option or Stock Purchase Agreement.

(b)    Reorganizations.    In the event that the Company is a party to a merger or reorganization, outstanding Options shall be subject to the agreement of merger or reorganization.

(c)    Reservation of Rights.    Except as provided in this Section 9, an Optionee or an Offeree shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, Exercise Price or Purchase Agreement of Shares subject to an Option or Stock Purchase Agreement. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 10.    WITHHOLDING TAXES.

(a)    General.    To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Committee for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or’ make any cash payment under the Plan until such obligations are satisfied.

(b)    Share Withholding.    The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including any restrictions required by rules of any federal or state regulatory body or other authority.

(c)    Cashless Exercise/Pledge.    The Committee may provide that if Company Shares are publicly traded at the time of exercise, arrangements may be made to meet the Optionee’s withholding obligation by cashless exercise or pledge.

(d)    Other Forms of Payment.    The Committee may permit such other means of tax withholding as it deems appropriate.

SECTION 11.    ASSIGNMENT OR TRANSFER OF AWARDS.

(a)    General.    An Award granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Committee. Notwithstanding the foregoing, ISOs may not be transferable. Also notwithstanding the foregoing, while the Shares are subject to California Corporations Code §25102(o), Offerees and Optionees may not transfer their rights hereunder except by will, beneficiary designation or the laws of descent and distribution, and (ii) any rights of repurchase in favor of the Company shall take into account the provisions of Department of Corporations Regulation Section 260.140.41 or 260.140.42, as applicable.

(b)    Trusts.    Neither this Section 11 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Restricted Shares to (a) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant’s death, or (b) the trustee of any other trust to the extent approved by the Committee in writing. A transfer or assignment of Restricted Shares from such trustee to any other person than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and Restricted Shares held by such trustee shall be subject to all the conditions and restrictions set forth in the Plan and in the applicable Stock Award Agreement, as if such trustee were a party to such Agreement.

SECTION 12.    LEGAL REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company’s securities may then be listed.

SECTION 13.    NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason.

SECTION 14.    DURATION AND AMENDMENTS.

(a)    Term of the Plan.    The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to the approval of the Company’s shareholders. In the event that the shareholders fail to approve the Plan within twelve (12) months after its adoption by the Board of Directors, any grants already made shall be null and void, and no additional grants shall be made after such date. The Plan shall terminate automatically ten (10) years after its adoption by the Board of Directors and may be terminated on any earlier date pursuant to Subsection (b) below.

(b)    Right to Amend or Terminate the Plan.    The Board of Directors may amend the Plan at any time and from time to time. Rights and obligations under any right or Option granted before amendment of the Plan shall not be materially altered, or impaired adversely, by such amendment, except with consent of the person to whom the right or Option was granted. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules including the rules of any applicable exchange.

(c)    Effect of Amendment or Termination.    No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Shares previously issued or any Option previously granted under the Plan.

SECTION 15.    EXECUTION.

To record the adoption of the Plan by the Company, the Board of Directors has caused its authorized officer to execute the same, to be effective as of September 15, 1997.

NURLOGIC DESIGN, INC.

By	/s/ DAVID A. SMITH
As Its	Corporate Secretary

NURLOGIC DESIGN, INC.

STOCK OPTION AGREEMENT

Type of Option (check one):	☐ Incentive	☐ Nonqualified

This Stock Option Agreement (the “Agreement”) is entered into as of ___________________, 20__, by and between NurLogic Design, Inc., a California corporation (the “Company”), and _____________________ (the “Optionee”) pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”).

1.    Grant of Option.    The Company hereby grants to Optionee an option (the “Option”) to purchase all or any portion of a total of _____________________ (__________) shares (the “Shares”) of the Common Stock of the Company at a purchase price of ________ ($________) per share (the “Exercise Price”), subject to the terms and conditions set forth herein and the provisions of the Plan. If the box marked “Incentive” above is checked, then this Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of l986, as amended (the “Code”). If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked “Nonqualified” is checked, then this Option shall to that extent constitute a nonqualified stock option.

2.    Vesting of Option.    The right to exercise this Option shall vest in installments (“Vesting Installment”), and this Option shall be exercisable from time to time in whole or in part as to any vested installment, as follows:

[To be completed on an Optionee-by-Optionee basis but

at least 20% must vest each year for employees who are not officers or directors.]

No additional shares shall vest after the date of termination of Optionee’s “Continuous Service” (as defined in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of shares that have vested as of the date of termination of Optionee’s Continuous Service.

3.    Term of Option.    Optionee’s right to exercise this Option shall terminate upon the first to occur of the following:

(a)    the expiration of ten (10) years from the date of this Agreement;

(b)    the expiration of three (3) months from the date of termination of Optionee’s Continuous Service if such termination occurs for any reason other than permanent disability, death or voluntary resignation; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(e) below shall apply;

(c)    the expiration of one (1) month from the date of termination of Optionee’s Continuous Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such one-month period the provisions of Section 3(e) below shall apply;

(d)    the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);

(e)    the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to Optionee’s death or if death occurs during either the three-month or one-month period following termination of Optionee’s Continuous Service pursuant to Section 3(b) or 3(c) above, as the case may be; or

(f)    upon the consummation of a “Change in Control” (as defined in Section 2.4 of the Plan), unless otherwise provided pursuant to Section 10 below.

As used herein, the term “Continuous Service” means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee’s term of office expires and he or she is not reelected, or (iii) so long as Optionee is engaged as a consultant or service provider to the Company or other corporation referred to in clause (i) above.

4.    Exercise of Option.    On or after the date hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, this Option may be exercised, including the nonvested portion of the Option, in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

(a)    a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased), with any partial exercise being deemed to cover first vested Shares and then the earliest vesting installments of unvested Shares;

(b)    a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan);

(c)    a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 10.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws);

(d)    a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 5 below, as the case may be; and

(e)    if nonvested Shares are being purchased, the Early Exercise Stock Purchase Agreement in the form attached hereto as Exhibit A and reflecting the same vesting schedule for such nonvested Shares as set forth in Section 2 above.

IF NONVESTED SHARES ARE PURCHASED, OPTIONEE SHOULD CONSIDER MAKING AN 83(b) ELECTION. THE 83(b) ELECTION MUST BE MADE WITHIN 30 DAYS OF THE DATE YOU EXERCISE.

5.    Death of Optionee; No Assignment.    The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee’s Continuous Service terminates as a result of his or her death, and provided Optionee’s rights hereunder shall have vested pursuant to Section 2 hereof, Optionee’s legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a “Successor”) shall succeed to the Optionee’s rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

6.    Representations and Warranties of Optionee.

(a)    Optionee represents and warrants that this Option is being acquired by Optionee for Optionee’s personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(b)    Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of l933, as amended (the “Securities Act”), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

(c)    Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.

7.    Right of First Refusal.

(a)    The Shares acquired pursuant to the exercise of this Option may be sold by the Optionee only in compliance with the provisions of this Section 7, and subject in all cases to compliance with the provisions of Section 6(b) hereof. Prior to any intended sale, Optionee shall first give written notice (the “Offer Notice”) to the Company specifying (i) his or her bona fide intention to sell or otherwise transfer such Shares, (ii) the name and address of the proposed purchaser(s), (iii) the number of Shares the Optionee proposes to sell (the “Offered Shares”), (iv) the price for which he or she proposes to sell the Offered Shares, and (v) all other material terms and conditions of the proposed sale.

(b)    Within 30 days after receipt of the Offer Notice, the Company or its nominee(s) may elect to purchase all or any portion of the Offered Shares at the price and on the terms and conditions set forth in the Offer Notice by delivery of written notice (the “Acceptance Notice”) to the Optionee specifying the number of Offered Shares that the Company or its nominees elect to purchase. Within 15 days after delivery of the Acceptance Notice to the Optionee, the Company and/or its nominee(s) shall deliver to the Optionee payment of the amount of the purchase price of the Offered Shares to be purchased pursuant to this Section 7, against delivery by the Optionee of a certificate or certificates representing the Offered Shares to be purchased, duly endorsed for transfer to the Company or such nominee(s), as the case may be. Payment shall be made on the same terms as set forth in the Offer Notice or, at the election of the Company or its nominees(s), by check or wire transfer of funds. If the Company and/or its nominee(s) do not elect to purchase all of the Offered Shares, the Optionee shall be entitled to sell the balance of the Offered Shares to the purchaser(s) named in the Offer Notice at the price specified in the Offer Notice or at a higher price and on the terms and conditions set forth in the Offer Notice; provided, however, that such sale or other transfer must be consummated within 60 days from the date of the Offer Notice and any proposed sale after such 60-day period may be made only by again complying with the procedures set forth in this Section 7.

(c)    The Optionee may transfer all or any portion of the Shares to a trust established for the sole benefit of the Optionee and/or his or her spouse or children without such transfer being subject to the right of first refusal set forth in this Section 7, provided that the Shares so transferred shall remain subject to the terms and conditions of this Agreement and no further transfer of such Shares may be made without complying with the provisions of this Section 7.

(d)    Any Successor of Optionee pursuant to Section 5 hereof, and any transferee of the Shares pursuant to this Section 7, shall hold the Shares subject to the terms and conditions of this Agreement and no further transfer of the Shares may be made without complying with the provisions of this Section 7.

(e)    The rights provided the Company and its nominee(s) under this Section 7 shall terminate upon the closing of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

8.    Restrictive Legends.

(a)    Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable.

(b)    In addition, all stock certificates evidencing the Shares shall be imprinted with a legend substantially as follows:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION AND/OR ITS NOMINEE(S), AS SET FORTH IN A STOCK OPTION AGREEMENT DATED _______________, 20__. TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF SAID CORPORATION. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.”

9.    Adjustments Upon Changes in Capital Structure.    In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 4.2 of the Plan.

10.    Change in Control.    In the event of a Change in Control (as defined in Section 2.4 of the Plan) of the Company:

(a)    The right to exercise this Option shall accelerate automatically and vest in full (notwithstanding the provisions of Section 2 above) effective as of immediately prior to the consummation of the Change in Control unless this Option is to be assumed by the acquiring or successor entity (or parent thereof) or a new option or New Incentives are to be issued in exchange therefor, as provided in subsection (b) below. If vesting of this Option will accelerate pursuant to the preceding sentence, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of this Option.

(b)    The vesting of this Option shall not accelerate if and to the extent that: (i) this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent thereof) or a new option of comparable value is to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent thereof) with other incentives under a new incentive program (“New Incentives”) containing such terms and provisions as the Administrator in its discretion may consider equitable. If this Option is assumed, or if a new option of comparable value is issued in exchange therefor, then this Option or the new option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the new option shall remain the same as nearly as practicable.

(c)    If the provisions of subsection (b) above apply, then this Option, the new option or the New Incentives shall not accelerate but shall continue to vest in accordance with the provisions of Section 2 hereof and shall continue in effect for the remainder of the term of this Option in accordance with the provisions of subsections (a) through (e) of Section 3 hereof. However, in the event of an Involuntary Termination (as defined below) of Optionee’s Continuous Service within eighteen (18) months following such Change in Control, then vesting of this Option, the new option or the New Incentives shall accelerate in full automatically effective upon such Involuntary Termination.

(d)    For purposes of this Section 10, the following terms shall have the meanings set forth below:

(i)    “Involuntary Termination” shall mean the termination of Optionee’s Continuous Service by reason of:

(A)    Optionee’s involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing the Optionee) for reasons other than Misconduct (as defined below), or

(B)    Optionee’s voluntary resignation following a reduction in Optionee’s level of compensation (including base salary and fringe benefits) by more than fifteen percent (15%).

(ii)    “Misconduct” shall mean commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any intentional wrongdoing by Optionee, whether by omission or commission, which adversely affects the business or affairs of the Company, the acquiring or successor entity (or parent or any subsidiary thereof) in a material manner. The provisions of this Section shall not limit the grounds for the dismissal or discharge of Optionee or any other individual in the service of the Company, or the acquiring or successor entity (or parent or any subsidiary thereof).

11.    No Employment Contract Created.    Neither the granting of this Option nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Optionee’s employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

12.    Rights as Shareholder.    The Optionee (or transferee of this Option by will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until such person has duly exercised this Option, paid the Exercise Price and become a holder of record of the Shares purchased.

13.    “Market Stand-Off” Agreement.    Optionee agrees that, if requested by the Company or the managing underwriter of any proposed public offering of the Company’s securities, Optionee will not sell or otherwise transfer or dispose of any Shares held by Optionee without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed 180 days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.

14.    Interpretation.    This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term “Administrator” shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board of Directors.

15.    Notices.    Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

16.    Governing Law.    The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

17.    Severability.    Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

18.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

19.    California Corporate Securities Law.    The sale of the shares that are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such shares or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful, unless the sale of such shares is exempt from such qualification by Section 25100, 25102 or 25105 of the California Corporate Securities Law of l968, as amended. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NurLogic Design, Inc.	“Optionee”

By:
(Signature)

(Type or print name)

EXHIBIT A

EARLY EXERCISE STOCK PURCHASE AGREEMENT

This Early Exercise Stock Purchase Agreement (the “Agreement”) is made between ________________________ (the “Purchaser”) and NurLogic Design, Inc. (the “Company”) as of _____________, 200__.

Unless otherwise defined herein, the terms defined in the 2000 Stock Incentive Plan shall have the same defined meanings in this Agreement.

R E C I T A L S:

A.    Pursuant to the exercise of the option granted to Purchaser under the Plan and pursuant to that certain Stock Option Agreement dated ___________________ by and between the Company and Purchaser with respect to such grant (the “Option”), which Plan and Option Agreement are hereby incorporated by reference, Purchaser has elected to purchase _____________ of those shares of Common Stock which have not become vested under the vesting schedule set forth in the Option Agreement (“Unvested Shares”). The Unvested Shares and the shares subject to the Option Agreement which have become vested are sometimes collectively referred to herein as the “Shares”.

B.    As required by the Option Agreement, as a condition to Purchaser’s election to exercise the option, Purchaser must execute this Agreement, which sets forth the rights and obligations of the parties with respect to Shares acquired upon exercise of the Option.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.    Vesting Schedule.    The Unvested Shares shall continue to vest (i) pursuant to this Agreement in accordance with the vesting schedule in Section 2 of the Option Agreement, or (ii) upon a “Change In Control” as defined in Section 10 of the Option Agreement.

2.    Repurchase Option.

(a)    If Purchaser’s “Continuous Service” (as defined in the Option Agreement) is terminated for any reason, including for cause, death, or Disability, the Company shall have the right and option to purchase from Purchaser, or Purchaser’s personal representative, as the case may be, all of the Purchaser’s Unvested Shares as of the date of such termination at the price paid by the Purchaser for such Shares (the “Repurchase Option”).

(b)    Upon the occurrence of such termination, the Company may exercise its Repurchase Option by delivering personally or by registered mail, to Purchaser (or his transferee or legal representative, as the case may be), within ninety (90) days of the termination, a notice in writing indicating the Company’s intention to exercise the Repurchase Option and setting forth a date for closing not later than thirty (30) days from the mailing of such notice. The closing shall take place at the Company’s office. At the closing, the holder of the certificates for the Unvested Shares being transferred shall deliver the stock certificate or certificates evidencing the Unvested Shares, and the Company shall deliver the purchase price therefor.

(c)    At its option, the Company may elect to make payment for the Unvested Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to Purchaser stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office.

(d)    If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within ninety (90) days following the termination, the Repurchase Option shall terminate.

(e)    The Repurchase Option shall terminate in accordance with the vesting schedule contained in Optionee’s Option Agreement or upon a Change In Control.

3.    Transferability of the Shares; Escrow.

(a)    Purchaser hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Purchaser to the Company.

(b)    To insure the availability for delivery of Purchaser’s Unvested Shares upon repurchase by the Company pursuant to the Repurchase Option under Section 1, Purchaser hereby appoints the Secretary, or any other person designated by the Company as escrow agent, as its attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the Secretary of the Company, or such other person designated by the Company, the share certificates representing the Unvested Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit A. The Unvested Shares and stock assignment shall be held by the secretary in escrow, pursuant to the Joint Escrow Instructions of the Company and Purchaser attached as Exhibit B hereto, until the Company exercises its Repurchase Option, until such Unvested Shares are vested, or until such time as this Agreement no longer is in effect. As a further condition to the Company’s obligations under this Agreement, the spouse of the Purchaser, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit C. Upon vesting of the Unvested Shares, the escrow agent shall promptly deliver to the Purchaser the certificate or certificates representing such Shares in the escrow agent’s possession belonging to the Purchaser, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

(c)    The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

(d)    Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and the Exercise Notice executed by the Purchaser with respect to any Unvested Shares purchased by Purchaser and shall acknowledge the same by signing a copy of this Agreement.

4.    Ownership, Voting Rights, Duties.    This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Purchaser, except as specifically provided herein.

5.    Legends.    The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

6.    Adjustment for Stock Split.    All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

7.    Notices.    Notices required hereunder shall be given in person or by registered mail to the address of Purchaser shown on the records of the Company, and to the Company at their respective principal executive offices.

8.    Survival of Terms.    This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

9.    Section 83(b) Election.    Purchaser hereby acknowledges that he has been informed that, with respect to the exercise of an Option for Unvested Shares, an election (the “Election”) may be filed by the Purchaser with the Internal Revenue Service, within 30 days of the purchase of the exercised Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the exercised Shares and their fair market value on the date of purchase. In the case of a Nonstatutory Stock Option, this will result in a recognition of taxable income to the Purchaser on the date of exercise, measured by the excess, if any, of the fair market value of the exercised Shares, at the time the Option is exercised over the purchase price for the exercised Shares. Absent such an Election, taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Option lapses. In the case of an Incentive Stock Option, such an Election will result in a recognition of income to the Purchaser for alternative minimum tax purposes on the date of exercise, measured by the excess, if any, of the Fair Market Value of the exercised Shares, at the time the option is exercised, over the purchase price for the exercised Shares. Absent such an Election, alternative minimum taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Option lapses. Purchaser is strongly encouraged to seek the advice of his own tax consultants in connection with the purchase of the Shares and the advisability of filing of the Election under Section 83(b) of the Code.

PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF.

10.    Representations.    Purchaser has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

11.    Governing Law.    This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.

Purchaser represents that he has read this Agreement and is familiar with its terms and provisions. Purchaser hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

“Optionee”	NurLogic Design, Inc.

By:
Signature	Title:

Print Name

Residence Address

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned,

hereby sell(s), assign(s) and transfer(s) unto          NurLogic Design, Inc.                                                                                                                                             shares of                              Stock of         NurLogic Design, Inc., a California corporation (the “Corporation”), standing in his name on the books of said Corporation represented by Certificate No.              herewith, and does hereby irrevocably constitute and appoint                                                           his attorney to transfer said stock on the books of the within named Corporation with full power of substitution.

Dated:	,	___________________________________

JOINT ESCROW INSTRUCTIONS

                            , 200_

Corporate Treasurer

NurLogic Design, Inc.

5580 Morehouse Drive

San Diego, CA 92121

Dear                             :

As Escrow Agent for both NurLogic Design, Inc. (the “Company”), and the undersigned purchaser of stock of the Company (the “Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Early Exercise Stock Purchase Agreement (the “Agreement”) between the Company and the undersigned, in accordance with the following instructions:

1.    In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Company’s repurchase option set forth in the Agreement, the Company shall give to Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2.    At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the stock assignments, together with the certificate evidencing the shares of stock to be transferred, to the Company or its assignee, against the simultaneous delivery to you of the purchase price (by cash, a check, or some combination thereof) for the number of shares of stock being purchased pursuant to the exercise of the Company’s repurchase option.

3.    Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to these shares as defined in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as Purchaser’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4.    Upon written request of the Purchaser, but no more than once per calendar year, unless the Company’s repurchase option has been exercised, you will deliver to Purchaser a certificate or certificates representing so many shares of stock as are not then subject to the Company’s repurchase option. Within 120 days after cessation of Purchaser’s continuous employment by or services to the Company, or any parent or subsidiary of the Company, you will deliver to Purchaser a certificate or certificates representing the aggregate number of shares held or issued pursuant to the Agreement and not purchased by the Company or its assignees pursuant to exercise of the Company’s repurchase option.

5.    If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of the same to Purchaser and shall be discharged of all further obligations hereunder.

6.    Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7.    You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8.    You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9.    You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10.    You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11.    You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12.    Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13.    If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14.    It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15.    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto.

16.    By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17.    This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18.    These Joint Escrow Instructions shall be governed by the internal substantive laws, but not the choice of law rules, of California.

Purchaser	NurLogic Design, Inc.

By:
Signature	Title:

Print Name

Residence Address

Escrow Agent

By:
Corporate Treasurer

Dated:

SPOUSE’S CONSENT TO AGREEMENT

I acknowledge that I have read the Early Exercise Stock Purchase Agreement (the “Agreement”) by and between NurLogic Design, Inc. (the “Company”) and                                                  , and that I know its contents. I am aware that my spouse has agreed therein to the imposition of certain repurchase options and restrictions on transferability, including rights of first refusal, with respect to the Shares the subject of the Agreement, including with respect to my community interest therein, if any, on the occurrence of certain events described in the Agreement. I hereby consent to and approve of the provisions of the Agreement, and agree that I will abide by the Agreement and bequeath any interest in the Shares which represents a community interest of mine to my spouse or to a trust subject to my spouse’s control or for my spouse’s benefit or the benefit of our children if I predecease my spouse.

Dated:	, 2000__